Exhibit 99.2

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES REMOVAL OF

TENDER CAP AND INCREASE IN CONSIDERATION FOR ITS PREVIOUSLY ANNOUNCED CASH TENDER OFFER FOR JUNIOR-PRIORITY SECURED NOTES DUE 2023

FRANKLIN, Tenn. (January 19, 2021) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), amended the terms of its previously announced cash tender offer (the “Tender Offer”) for its outstanding Junior-Priority Secured Notes due 2023 (the “2023 Junior-Priority Secured Notes”) to (i) increase the Tender Offer Consideration (as defined in the Issuer’s Offer to Purchase dated January 19, 2021 (the “Offer to Purchase”)) from $1,035.00 per $1,000 principal amount of 2023 Junior-Priority Secured Notes validly tendered and accepted for purchase in the Tender Offer to $1,044.06 per $1,000 principal amount of 2023 Junior-Priority Secured Notes validly tendered and accepted for purchase in the Tender Offer and (ii) remove the $750 million tender cap (the “Tender Cap”), increasing the maximum aggregate principal amount of 2023 Junior-Priority Secured Notes that are subject to purchase under the Tender Offer from $750 million to any and all 2023 Junior-Priority Secured Notes outstanding, in each case subject to the conditions set forth in the Issuer’s Offer to Purchase. As a result of the increase in the Tender Offer consideration, and in respect of the 2023 Junior-Priority Secured Notes that are validly tendered at or prior to 5:00 p.m., New York City time, on February 1, 2021, unless extended (such date and time, as the same may be extended, the “Early Tender Deadline”), the new Total Consideration (as defined in the Offer to Purchase) for the 2023 Junior-Priority Secured Notes is $1,074.06 per $1,000 principal amount of the 2023 Junior-Priority Secured Notes. The Issuer intends to fund the Tender Offer with the net proceeds from its previously announced junior-priority secured notes offering, which was upsized from $750 million to $1,775 million, and cash on hand.

Consistent with removing the Tender Cap, thereby increasing the maximum aggregate principal amount of 2023 Junior-Priority Secured Notes that are subject to purchase under the Tender Offer, the Issuer has amended the financing condition of the Tender Offer to provide that the Issuer’s obligation to accept for purchase, and pay for, 2023 Junior-Priority Secured Notes validly tendered and not validly withdrawn is conditioned upon, among other things, the condition that the Issuer has completed a debt financing on terms and conditions satisfactory to it yielding gross cash proceeds of $1,768,697,000 or more.

On January 19, 2021, the Issuer delivered to the trustee for delivery to the holders of 2023 Junior-Priority Secured Notes a conditional notice of redemption to redeem on February 4, 2021 (the “Redemption Date”) all of the Junior-Priority Secured Notes that remain outstanding at a redemption price equal to 107.406% of the principal amount thereof plus accrued and unpaid interest to, but not including, the Redemption Date.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and remain unchanged except for the amendments set forth in this press release. The Issuer continues to reserve the right, in its sole discretion and subject to applicable law, to, among other things, (i) terminate or withdraw the Tender Offer and (ii) amend, modify or waive at any time, any of the terms and conditions of the Tender Offer in any respect, including waiver of any conditions to consummation of the Tender Offer.

The Issuer has retained Credit Suisse Securities (USA) LLC to act as dealer manager in connection with the Tender Offer. Questions about the Tender Offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-2147 (collect). Copies of the Tender Offer documents and other related documents may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the Tender Offer, at (866) 470-3800 (toll free) or (212) 430-3774 (collect) or email contact@gbsc-usa.com.

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CYH Announces Removal of Tender Cap and Increase in Consideration for its Previously Announced Cash Tender Offer for Junior-Priority Secured Notes Due 2023

January 19, 2021

The Tender Offer is being made solely by means of the Tender Offer documents. Under no circumstances shall this press release constitute an offer to purchase or sell or the solicitation of an offer to purchase or sell the 2023 Junior-Priority Secured Notes or any other securities of the Issuer or any other person, nor shall there be any offer or sale of any 2023 Junior-Priority Secured Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In addition, nothing contained herein constitutes a notice of redemption of the 2023 Junior-Priority Secured Notes. No recommendation is made as to whether holders of the 2023 Junior-Priority Secured Notes should tender their 2023 Junior-Priority Secured Notes.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts: Kevin J. Hammons, 615-465 7000 Executive Vice President and Chief Financial Officer or Ross W. Comeaux, 615-465-7012 Vice President – Investor Relations	Media Contact: Tomi Galin, 615-628-6607 Senior Vice President, Corporate Communications, Marketing and Public Affairs

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